Exhibit 10.52

SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN

THIS AGREEMENT, made and entered into this 1st day of January, 2011, by and between Community Bank of TRI-County, a banking corporation organized and existing under the laws of the State of Maryland, hereinafter referred to as the "Plan Sponsor", and James DiMisa, hereinafter referred to as the "Participant".

WITNESSETH

WHEREAS, it is the consensus of the Board that the Participant's services to the Plan Sponsor in the past have been of exceptional merit and have constituted an invaluable contribution to the general welfare of the Plan Sponsor bringing it to its present status of operating efficiency, and its present position in its field of activity; and,

WHEREAS, the experience of the Participant, his knowledge of the affairs of the Plan Sponsor, his reputation and contacts in the industry are so valuable that assurance of his continued services is essential for the future growth and profits of the Plan Sponsor and it is in the best interests of the Plan Sponsor to arrange terms of continued employment for the Participant so as to reasonably assure his remaining in the Plan Sponsor's employment during his lifetime or until the age of retirement; and,

WHEREAS, it is the desire of the Plan Sponsor that his services be retained as herein provided; and,

WHEREAS, the Participant is willing to continue in the employ of the Plan Sponsor provided the Plan Sponsor agrees to pay to his beneficiaries certain benefits in accordance with the tel. ills and conditions hereinafter set forth; and,

WHEREAS, the Plan Sponsor intends that the Plan shall at all times be administered and interpreted in such a manner as to constitute an unfunded nonqualified deferred compensation plan for tax purposes and for purposes of Title I of ERISA. This Plan is not intended to qualify for favorable tax treatment pursuant to IRC Section 401(a) of the Code or any successor section or statute. This Plan is intended to comply with IRC Section 409A as created under The American Jobs Creation Act of 2004 (the "Jobs Act of 2004"). It is both anticipated and expected that the terms and provisions of this Plan may need to be amended in the future to assure continued compliance. The Plan Sponsor and the Participant acknowledge that fact and agree to take any and all steps necessary to operate the plan in "good faith" based on their current understanding of the regulations;

NOW THEREFORE, in consideration of services performed in the past and to be performed in the future as well as of the mutual promises and covenants herein contained, it is agreed as follows:

ARTICLE 1

DEFINITIONS

DEFINITION OF TERMS. Certain words and phrases are defined when first used in later Articles of this Plan. Whenever any words are used herein in the masculine, they shall be construed as though they were in the feminine in all cases where they would so apply; and whenever any words are used herein in the singular or in the plural, they shall be construed as though they were used in the plural or the singular, as the case may be, in all cases where they would so apply. For the purpose of this Plan, unless otherwise clearly apparent from the context, the following phrases or terms shall have the following indicated meanings:

1.1           "Accrued Benefit" shall mean the portion of the Participant's Normal Retirement Benefit that has accrued as of the applicable date of reference, with respect to services performed by the Participant beginning on January 1, 2011, as calculated for purposes of Generally Accepted Accounting Principles (GAAP) and recorded on the books of the Plan Sponsor.

1.2           "Applicable Guidance" shall mean, as the context requires, Code § 409A and the Final Treasury Regulations issued thereunder, or other written Treasury or IRS guidance regarding or affecting Code § 409A.

1.3           "Beneficiary" shall mean the person or persons, natural or otherwise, designated in writing by a Participant in accordance with Article 5 before his death to receive Plan benefits in the event of the Participant's death.

1.4           "Board" shall mean the board of directors of the Plan Sponsor, unless specifically noted otherwise.

1.5           "Cause" shall mean any of the following acts or circumstances: (i) willful destruction by the Participant of property of the Plan Sponsor having a material value to the Plan Sponsor; (ii) fraud, embezzlement, theft, or comparable dishonest activity committed by the Participant (excluding acts involving a de minimis dollar value and not related to the Plan Sponsor); (iii) the Participant's conviction of or entering a plea of guilty or nolo contendere to any crime constituting a felony or any misdemeanor involving fraud, dishonesty, or moral turpitude (excluding acts involving a de minimis dollar value and not related to the Plan Sponsor); (iv) the Participant's breach, neglect, refusal, or failure to materially discharge the Participant's duties (other than due to physical or mental illness) commensurate with the Participant's title and function or the Participant's failure to comply with the lawful directions of a senior managing officer of the Plan Sponsor in any such case that is not cured within fifteen (15) days after the Participant has received written notice thereof from such senior managing officer; or (v) any willful misconduct by the Participant which may cause substantial economic or reputation injury to the Plan Sponsor, including, but not limited to, sexual harassment.

1.6           "Change in Control" shall mean the occurrence of a Change in Control event, within the meaning of Treasury Regulations §1.409A-3(i)(5) and described in any of subparagraph (a), (b), or (c), (collectively referred to as "Change in Control Events"), or any combination of the Change in Control Events. To constitute a Change in Control Event with respect to the Participant or Beneficiary, the Change in Control Event must relate to: (i) the corporation for whom the Participant is performing services at the time of the Change in Control Event; (ii) the corporation that is liable for the payment of the deferred compensation (or all corporations liable for the payment if more than one corporation is liable); or (iii) a corporation that is a majority shareholder of a corporation identified in clause (i) or (ii), or any corporation in a chain of corporations in which each corporation is a majority shareholder of another corporation in the chain, ending in a corporation identified in clause (i) or (ii).

(a)          Change in Ownership. A Change in Ownership occurs if a person, or a group of persons acting together, acquires more than fifty percent (50%) of the stock of the corporation, measured by voting power or value. Incremental increases in ownership by a person or group that already owns fifty percent (50%) of the corporation do not result in a Change of Ownership, as defined in Treasury Regulations §1.409A-3(i)(5)(v).

(b)          Change in Effective Control. A Change in Effective Control occurs if, over a twelve (12) month period: (i) a person or group acquires stock representing thirty percent (30%) of the voting power of the corporation; or (ii) a majority of the members of the board of directors of the ultimate parent corporation is replaced by directors not endorsed by the persons who were members of the board before the new directors' appointment, as defined in Treasury Regulations §1.409A-3(i)(5)(vi).

(c)          Change in Ownership of a Substantial Portion of Corporate Assets. A Change in Control based on the sale of assets occurs if a person or group acquires Forty percent (40%) or more of the gross fair market value of the assets of a corporation over a twelve (12) month period. No change in control results pursuant to this Article (c) if the assets are transferred to certain entities controlled directly or indirectly by the shareholders of the transferring corporation, as defined in Treasury Regulations §1.409A-3(i)(5)(vii).

1.7           "Claimant" shall mean a person who believes that he or she is being denied a benefit to which he or she is entitled hereunder.

1.8           "Code" shall mean the Internal Revenue Code of 1986, as amended.

1.9           "Disability" shall mean a condition of the Participant whereby he or she either: (i) is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, or (ii) is, by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, receiving income replacement benefits for a period of not less than three months under an accident and health plan covering employees of the Plan Sponsor. The Administrator will determine whether the Participant has incurred a Disability based on its own good faith determination and may require the Participant to submit to reasonable physical and mental examinations for this purpose. The Participant will also be deemed to have incurred a Disability if determined to be totally disabled by the Social Security Administration, Railroad Retirement Board, or in accordance with a disability insurance program, provided that the definition of disability applied under such disability insurance program complies with the requirements of Treasury Regulation §1.409A-3(i)(4) and authoritative guidance.

1.10         "Effective Date" shall mean the date specified on the first page of this Plan.

1.11         "Eligible Employee" shall mean for any Plan Year (or applicable portion of a Plan Year), an Employee who is determined by the Plan Sponsor, or its designee, to be a Participant under the Plan. If the Plan Sponsor determines that an Employee first becomes an Eligible Employee during a Plan Year, the Plan Sponsor shall notify the individual in writing of its determination and of the date during the Plan Year on which the individual shall first become a Plan Participant.

1.12         "Employee" shall mean a person providing services to the Plan Sponsor in the capacity of a common law Employee of the Plan Sponsor.

1.13         "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as it may be amended from time to time.

1.14         "Normal Retirement Age" shall mean the date the Participant attains age 65.

1.15         "Normal Retirement Benefit" shall mean an annual benefit payment in the amount of Forty One Thousand Five Hundred and Twenty Five dollars ($41,525) for a period of Fifteen (15) years.

1.16         "Participant" shall mean any Eligible Employee: (i) who is selected to participate in this Plan, or, (ii) a former Eligible Employee who continues to be entitled to a benefit under this Plan.

1.17         "Plan" shall mean this Supplemental Executive Retirement Plan Agreement, all Election Forms, the Trust, (if any), and any other written documents relevant to the Plan. For purposes of applying Code § 409A requirements, this Plan is a non-account balance plan under Treasury Regulation §1.409-1(c)(2)(i)(A).

1.18         "Plan Administrator" or "Administrator" shall be a committee designated by the Plan Sponsor. If a Participant is part of a group of persons designated as a committee or Plan Administrator, then the Participant may not participate in any activity or decision relating solely to his or her individual benefits under this Plan. Matters solely affecting the applicable Participant will be resolved by the remaining committee members.

1. 19       "Plan Sponsor" shall mean the person or entity: (i) receiving the services of the Participant; and (ii) all persons with whom such person or entity would be considered a single employer under the parent-subsidiary rules of Code §414(b) or §414(c).

1.20         "Plan Year" shall mean, for the first Plan Year, the period beginning on the Effective Date of the Plan and ending December 31 of such calendar year, and thereafter, a twelve (12) month period beginning January 1 of each calendar year and continuing through December 31 of such calendar year.

1.21       "Section 409A" shall mean Section 409A of the Code and the Treasury Regulations and other Applicable Guidance issued under that Section.

1.22         "Separation from Service" shall mean the occurrence of a Participant's death, retirement, or "other termination of employment" (as defined in Treasury Regulations §1.409A1(h)(1)(ii)) with the Plan Sponsor (as defined in Treasury Regulations §1.409A-1(h)(3)). However, a Separation from Service shall not occur if the Participant is on military leave, sick leave, or other bona fide leave of absence if the period of such leave does not exceed six months, or if longer, so long as the Participant retains a right to reemployment with the Plan Sponsor under an applicable statute or by contract.

1.23         "Specified Employee" shall mean that the Participant also satisfies the definition of a "key employee" as such term is defined in Code §416(i) (without regard to Section 416(i)(5)). However, the Participant is not a Specified Employee unless any stock of the Plan Sponsor is publicly traded on an established securities market or otherwise, as defined in Code §1.897-1(m). If the Participant is a key employee at any time during the twelve (12) months ending on the identification date (see below), the Participant is a Specified Employee for the twelve (12) month period commencing on the first day of the fourth month following the identification date. For purposes of this Article, the identification date is December 31. The determination of the Participant as a Specified Employee shall be made by the Administrator in accordance with IRC Section 416(i), the "specified employee" requirements of Section 409A, and Treasury Regulations.

1.24         "Taxable Year" shall mean the twelve (12) consecutive month period ending each December 31.

1.25         "Treasury Regulations" shall mean regulations promulgated by the Internal Revenue Service for the U.S. Department of the Treasury, as they may be amended from time to time.

1.26         "Trust" shall mean one or more trusts that may be established in accordance with the terms of this Plan.

ARTICLE 2

Selection, Enrollment, Eligibility

2.1           Selection by Plan Sponsor. Participation in the Plan shall be limited to a select group of management or highly compensated employees of the Plan Sponsor, as determined by the Plan Sponsor in its sole and absolute discretion. The initial group of Eligible Employees shall become Participants on the Effective Date. Any Eligible Employee selected as a Plan Participant after the Effective Date, shall become a Participant on a date determined by the Plan Sponsor.

2.2           Re-Employment. If a Participant who incurs a Separation from Service is subsequently re-employed, he or she may, at the sole and absolute discretion of the Plan Administrator, become a Participant in accordance with the provisions of the Plan.

2.3           Enrollment Requirements. As a condition of participation, each selected Employee shall complete, execute, and return to the Plan Administrator all form(s) required by the Plan Administrator and within the time specified by the Plan Administrator. In addition, the Plan Administrator shall establish such other enrollment requirements as it determines necessary or advisable.

2.4           Eligibility; Commencement of Participation. Provided that an Employee selected to participate in the Plan has met all enrollment requirements set forth in the Plan and required by the Plan Administrator, the Employee shall commence participation in the Plan on the date the Plan is executed by the Plan Sponsor.

2.5           Termination of Participation. If the Plan Administrator determines in good faith that a Participant no longer qualifies as a member of a select group of management or highly compensated employees, as membership in such group is determined in accordance with Section 201(2), 301(a)(3) and 401(a)(1) of ERISA, the Plan Administrator shall cease further benefit accruals hereunder.

ARTICLE 3

BENEFITS

3.1           Normal Retirement Benefit. If the Participant remains in the service of the Plan Sponsor until reaching his Normal Retirement Age, the Participant shall be entitled to his Normal Retirement Benefit. The annual installments shall commence to be paid on the on the first day of the second month following the Participant's Separation from Service. Notwithstanding the foregoing, in the event that the Participant is determined by the Plan Administrator to be a Specified Employee, the first benefit payment shall be paid on the first day of the seventh month following Separation from Service.

3.2           Death Prior to Commencement of Benefit Payments. In the event the Participant should die while actively employed by the Plan Sponsor at any time after the date of this Plan but prior to his Normal Retirement Age, the Plan Sponsor will pay the Accrued Benefit in fifteen (15) equal annual installments to the Participant's Beneficiary. The payments shall commence to be paid on the first day of the second month following the month in which the Participant dies.

3.3           Death Subsequent to Commencement of Benefit Payments. In the event the Participant dies while receiving payments, but prior to receiving the fifteen (15) annual installment payments due and owing hereunder, the unpaid balance of the payments shall continue to be paid to the Participant's Beneficiary for the balance of the fifteen (15) annual installments.

3.4           Disability Benefit. In the event the Participant becomes Disabled prior to the date the Participant dies or experiences a Separation from Service, and prior to the date of a Change in Control, the Participant shall be entitled to receive his Accrued Benefit, calculated as of the date of determination of Disability. Such benefit shall commence to be paid on the first day of the month following the the Participants sixty-fifth (65th) birthday or death (whichever occurs first), and shall be paid in fifteen (15) equal annual installments.

3.5           Separation from Service Benefit. If the Participant experiences a Separation from Service prior to Normal Retirement Age, death, Disability, or as described in the second paragraph of Section 3.6, then the Participant shall be entitled to a benefit equal to the Accrued Benefit, calculated as of the date of Separation from Service. Such benefit shall commence to be paid on the first day of the second month following the month in which the Participant achieves Normal Retirement Age or dies (whichever occurs first), and shall be paid in fifteen (15) equal annual installments. Notwithstanding the foregoing, in the event that the Participant is determined by the Plan Administrator to be a Specified Employee, the first benefit payment shall be paid on the later of (i) the first day of the second month following the month in which the Participant achieves Normal Retirement Age or (ii) the first day of the seventh month following Separation from Service (except in the case of a Separation from Service due to death).

3.6           Change in Control Benefit. In the event there is a Change in Control prior to the Participant's Normal Retirement Age, and prior to the date the Participant dies, becomes Disabled or experiences a Separation from Service, the Participant shall become 100% vested in his Normal Retirement Benefit. Subject to the paragraph below, the Participant's Normal Retirement Benefit shall commence to be paid on the first day of the second month following the month in which the Participant attains Normal Retirement Age or dies, whichever is first to occur.

Notwithstanding the preceding, if the Participant experiences a Separation from Service within 24 months following the Change in Control, the following provisions apply. The Participant's Normal Retirement Benefit shall commence to be paid on the first day of the second month following the Participant's Separation from Service (or, if the Participant is a Specified Employee, on the first day of the seventh month following the Participant's Separation from Service). In lieu of receiving the Normal Retirement Benefit in fifteen (15) annual installments, the Participant may elect to receive the Normal Retirement Benefit pursuant to this Section 3.6 in the form of (i) a lump sum, (ii) equal annual installments over two (2) years, or (iii) equal annual installments over five (5) years. Any election by the Participant pursuant to this Section 3.6 must be submitted to the Plan Sponsor by the Effective Date, or within thirty (30) days thereafter.

3.7           Termination for Cause. Notwithstanding anything in this Plan to the contrary, if the Plan Sponsor terminates the Participant's employment for "Cause", then the Participant shall not be entitled to any benefits under the terms of this Plan.

3.8           Prohibition on Acceleration of Payments. Notwithstanding anything in this Plan to the contrary, neither the Plan Sponsor nor a Participant may accelerate the time or schedule of any payment or amount scheduled to be paid under this Plan, except that the Plan Sponsor, in its discretion, may accelerate payments as permitted by Treasury Regulations §1.409A-3(j)(4). The Plan Sponsor shall deny any change made to an election if the Plan Sponsor determines that the change violates the requirements of authoritative guidance.

3.9           Subsequent Changes in the Time or Form of Payment. If permitted by the Plan Sponsor, a Participant may elect to change the time or form of payments (collectively, "payment elections"), provided the following conditions are met:

(i)          Such change will not take effect until at least twelve (12) months after the date on which the new payment election is made and approved by the Plan Administrator;

(ii)         If the change of payment election relates to a payment based on Separation from Service, or if the payment is at a specified time or pursuant to a fixed schedule, the change of payment election must result in payment being deferred for a period of not less than five (5) years from the date such payment would otherwise have been paid (or in the case of a life annuity or installment payments, which are treated as a single payment, five (5) years from the date the first amount was scheduled to be paid);

(iii)        If the change of payment election relates to a payment at a specified time or pursuant to a fixed schedule, the Participant or Plan Sponsor must make the change of payment election not less than twelve (12) months before the date the payment is scheduled to be paid (or in the case of a life annuity or installment payments, which are treated as a single payment, twelve (12) months before the date the first amount was scheduled to be paid).

Notwithstanding the preceding, to the extent permitted under Section 409A and by the Plan Sponsor, the Participant may elect the timing and manner of distributions during 2008 (except that a Participant cannot in 2008 change payment elections with respect to payments that the Participant would otherwise receive in 2008, or make an election that causes payments scheduled for subsequent years to be made in 2008), and such election shall not be treated as a change in the form and timing of payment or an acceleration of payment under Section 409A.

3.10        Delay in Payment by Plan Sponsor.

(a)          A payment may be delayed to a date after the designated payment date under any of the circumstances described below, and the provision will not fail to meet the requirements of establishing a permissible payment event. The delay in the payment will not constitute a subsequent deferral election, so long as the Plan Sponsor treats all payments to similarly situated Participants on a reasonably consistent basis.

(i)          Payments subject to Section 162(m). A payment may be delayed to the extent that the Plan Sponsor reasonably anticipates that if the payment were made as scheduled, the Plan Sponsor's deduction with respect to such payment would not be permitted due to the application of Code §162(m). If a payment is delayed, such payment must be made either:

(1)         during the Participant's first Taxable Year in which the Plan Sponsor reasonably anticipates, or should reasonably anticipate, that if the payment is made during such year, the deduction of such payment will not be barred by application of Code §162(m) or,

(2)         during the period beginning with the date of the Participant's Separation from Service and ending on the later of the last day of the Taxable Year of the Plan Sponsor in which the Participant separates from service or the 15th day of the third month following the Participant's Separation from Service. Where any scheduled payment to a specific Participant in the Plan Sponsor's Taxable Year is delayed in accordance with this Article, the delay in payment will be treated as a subsequent deferral election unless all scheduled payments to the Participant that could be delayed in accordance with this Article are also delayed. Where the payment is delayed to a date on or after the Participant's Separation from Service, the payment will be considered a payment upon a Separation from Service for purposes of the rules under Treasury Regulations §1.409A-3(i)(2) (payments to specified employees upon a separation from service) and, the 6 month delay rule will apply for Specified Employees.

(ii)         Payments that would violate Federal securities laws or other applicable law. A payment may be delayed where the Plan Sponsor reasonably anticipates that the making of the payment will violate Federal securities laws or other applicable law provided that the payment is made at the earliest date at which the Plan Sponsor reasonably anticipates that the making of the payment will not cause such violation. The making of a payment that would cause inclusion in gross income or the application of any penalty provision or other provision of the Internal Revenue Code is not treated as a violation of applicable law.

(iii)        Other events and conditions. The Plan Sponsor may delay a payment upon such other events and conditions as the Commissioner of the IRS may prescribe.

(iv)        Not withstanding the above, a payment may be delayed where the payment would jeopardize the ability of the Plan Sponsor to continue as a going concern.

(b)          Treatment of Payment as Made on Designated Payment Date. Each payment under this Plan is deemed made on the required payment date even if the payment is made after such date, provided the payment is made by the latest of: (i) the end of the calendar year in which the payment is due; (ii) the 15th day of the third calendar month following the payment due date; (iii) in case the Plan Sponsor cannot calculate the payment amount on account of administrative impracticality which is beyond the Participant's control (or the control of the Participant's estate), in the first calendar year in which payment is practicable; (iv) in case the Plan Sponsor does not have sufficient funds to make the payment without jeopardizing the Plan Sponsor's solvency, in the first calendar year in which the Plan Sponsor's funds are sufficient to make the payment.

3.11         Unsecured General Creditor Status of Participant:

(a)          Payment to the Participant or any Beneficiary hereunder shall be made from assets which shall continue, for all purposes, to be part of the general, unrestricted assets of the Plan Sponsor and no person shall have any interest in any such asset by virtue of any provision of this Plan. The Plan Sponsor's obligation hereunder shall be an unfunded and unsecured promise to pay money in the future. To the extent that any person acquires a right to receive payments from the Plan Sponsor under the provisions hereof, such right shall be no greater than the right of any unsecured general creditor of the Plan Sponsor and no such person shall have or acquire any legal or equitable right, interest, or claim in or to any property or assets of the Plan Sponsor.

(b)          In the event that the Plan Sponsor purchases an insurance policy or policies insuring the life of a Participant or employee, to allow the Plan Sponsor to recover or meet the cost of providing benefits, in whole or in part, hereunder, no Participant or Beneficiary shall have any rights whatsoever in said policy or the proceeds therefrom. The Plan Sponsor or the Trustee of the Trust (if any) shall be the primary owner and beneficiary of any such insurance policy or property and shall possess and may exercise all incidents of ownership therein. No insurance policy with regard to any director, "highly compensated employee", or "highly compensated individual" as defined in IRS Section 101(j) shall be acquired before satisfying the Section 101(j) "Notice and Consent" requirements.

(c)          In the event that the Plan Sponsor purchases an insurance policy or policies on the life of a Participant as provided for above, then all of such policies shall be subject to the claims of the creditors of the Plan Sponsor.

(d)          If the Plan Sponsor chooses to obtain insurance on the life of a Participant in connection with its obligations under this Plan, the Participant hereby agrees to take such physical examinations and to truthfully and completely supply such information as may be required by the Plan Sponsor or the insurance company designated by the Plan Sponsor.

3.12         Facility of Payment. If a distribution is to be made to a minor, or to a person who is otherwise incompetent, then the Plan Administrator may make such distribution: (i) to the legal guardian, or if none, to a parent of a minor payee with whom the payee maintains his or her residence; or (ii) to the conservator or administrator or, if none, to the person having custody of an incompetent payee. Any such distribution shall fully discharge the Plan Sponsor and the Plan Administrator from further liability on account thereof.

3.13         Excise Tax Limitation. In the event that any payment or benefit (within the meaning of Code §280G(b)(2) of the Code) to the Participant or for the Participant's benefit paid or payable or distributed or distributable (including, but not limited to, the acceleration of the time for the vesting or payment of such benefit or payment) pursuant to the terms of this Plan or otherwise in connection with, or arising out of, the Participant's employment with the Plan Sponsor or any of its Affiliates or a Change in Control within the meaning of Code §280G of the Code (a "Payment" or "Payments"), would be subject to the excise tax imposed by Code §4999 of the Code (the "Excise Tax"), then the Payments shall be increased in an amount necessary to provide for the payment of the excise tax imposed by Code § 4999 (the "Section 4999 Limit"). Any payment made to the Participant under this Section 3.13 shall be made no later than the end of the calendar year following the calendar year in which the Participant remits the related taxes.

ARTICLE 4

Vesting and Taxes

4.1           Vesting. The Participant shall be vested at all times in his Accrued Benefit. Upon attainment of Normal Retirement Age, the Participant shall be One Hundred (100%) percent vested in his Normal Retirement Benefit.

4.2           Acceleration of Vesting. If, prior to the Participant's Normal Retirement Age, and prior to the date the Participant dies, becomes Disabled or experiences a Separation from Service, there is a Change in Control of the Plan Sponsor, then the Participant shall be One Hundred (100%) percent vested in his Normal Retirement Benefit.

4.3           FICA, Withholding and Other Taxes:

(a)          When a Participant becomes vested in a portion of his Normal Retirement Benefit, the Plan Sponsor shall withhold from the Participant's cash compensation in a manner determined in the sole discretion of the Plan Sponsor, the Participant's share of FICA and other employment taxes on such vested Normal Retirement Benefit.

(b)          Distributions. The Plan Sponsor, or trustee of the Trust, shall withhold from any payments made to a Participant or Beneficiary under this Plan all federal, state and local income, employment and other taxes required to be withheld by the Plan Sponsor in a manner determined in the sole discretion of the Plan Sponsor or the trustee of the Trust in compliance with applicable tax withholding requirements.

ARTICLE 5

BENEFICIARY DESIGNATION

5.1           Designation of Beneficiaries.

(a)          The Participant may designate any person or persons (who may be named contingently or successively) to receive any benefits payable under the Plan upon the Participant's death, and the designation may be changed from time to time by the Participant by filing a new designation. Each designation will revoke all prior designations by the Participant and shall be in the form prescribed by the Administrator, and shall be effective only when filed in writing with the Administrator during the Participant's lifetime.

(b)          In the absence of a valid Beneficiary designation, or if, at the time any benefit payment is due to a Beneficiary, there is no living Beneficiary validly named by the Participant, the Plan Sponsor shall pay the benefit payment to the Participant's spouse, if then living, and if the spouse is not then living to the Participant's then living descendants, if any, per stirpes, and if there are no living descendants, to the Participant's estate. In determining the existence or identity of anyone entitled to a benefit payment, the Plan Sponsor may rely conclusively upon information supplied by the Participant's personal representative, executor, or administrator.

(c)          If a question arises as to the existence or identity of anyone entitled to receive a death benefit payment under the Plan, or if a dispute arises with respect to any death benefit payment under the Plan, the Plan Sponsor may distribute the payment to the Participant's estate without liability for any tax or other consequences, or may take any other action which the Plan Sponsor deems to be appropriate.

5.2           Information to be Furnished by Participants and Beneficiaries; Inability to Locate Participants or Beneficiaries. Any communication, statement, or notice addressed to the Participant or to a Beneficiary at his or her last post office address as shown on the Plan Sponsor's records shall be binding on the Participant or Beneficiary for all purposes of this Plan. The Plan Sponsor shall not be obligated to search for any Participant or Beneficiary beyond the sending of a registered letter to the last known address.

ARTICLE 6

ADMINISTRATION

6.1           Administrator Duties. The Administrator shall be responsible for the management, operation, and administration of the Plan. The Administrator shall act at meetings by affirmative vote of a majority of its members. Any action permitted to be taken at a meeting may be taken without a meeting if, prior to such action, a unanimous written consent to the action is signed by all members and such written consent is filed with the minutes of the proceedings of the Administrator, provided, however that no member may vote or act upon any matter which relates solely to the Participant. The chair, or any other member or members of the Administrator designated by the chair, may execute any certificate or other written direction on behalf of the Administrator. When making a determination or calculation, the Administrator shall be entitled to rely on information furnished by the Participant or the Plan Sponsor. No provision of this Plan shall be construed as imposing on the Administrator any fiduciary duty under ERISA or other law, or any duty similar to any fiduciary duty under ERISA or other law.

6.2           Administrator Authority. The Administrator shall enforce this Plan in accordance with its terms, shall be charged with the general administration of this Plan, and shall have all powers necessary to accomplish its purposes, including, but not by way of limitation, the following:

(a)          To construe and interpret the terms and provisions of this Plan;

(b)          To compute and certify the amount and kind of benefits payable to the Participant and their Beneficiaries; to determine the time and manner in which such benefits are paid; and to determine the amount of any withholding taxes to be deducted;

(c)          To maintain all records that may be necessary for the administration of this Plan;

(d)          To provide for the disclosure of all information and the filing or provision of all reports and statements to the Participant, Beneficiaries, and governmental agencies as shall be required by law;

(e)          To make and publish such rules for the regulation of this Plan and procedures for the administration of this Plan as are not inconsistent with the terms hereof;

(f)          To administer this Plan's claims procedures;

(g)          To approve election forms and procedures for use under this Plan; and

(h)          To appoint a plan record keeper or any other agent, and to delegate to them such powers and duties in connection with the administration of this Plan as the Administrator may from time to time prescribe.

6.3           Binding Effect of Decision. The decision or action of the Administrator with respect to any question arising out of or in connection with the administration, interpretation, and application of this Plan and the rules and regulations promulgated hereunder shall be final and conclusive and binding upon all persons having any interest in this Plan.

6.4           Compensation, Expenses, and Indemnity. The Administrator shall serve without compensation for services rendered hereunder. The Administrator is authorized at the expense of the Plan Sponsor to employ such legal counsel and/or Plan record keeper as it may deem advisable to assist in the performance of its duties hereunder. Expense and fees in connection with the administration of this Plan shall be paid by the Plan Sponsor.

6.5           Plan Sponsor Information. To enable the Administrator to perform its functions, the Plan Sponsor shall supply full and timely information to the Administrator, on all matters relating to the compensation of the Participant, the date and circumstances of the Disability, death, or Separation from Service of the Participant, and such other pertinent information as the Administrator may reasonably require.

6.6           Periodic Statements. Under procedures established by the Administrator, Participant shall be provided a statement of his Accrued Benefit on an annual basis.

ARTICLE 7

CLAIMS PROCEDURE

7.1           Claims Procedures. This Section 7.1 is based on final regulations issued by the Department of Labor and published in the Federal Register on November 21, 2000 and codified at section 2560.503 1 of the Department of Labor Regulations. If any provision of this Section 8.4 conflicts with the requirements of those regulations, the requirements of those regulations will prevail.

(a)          Initial Claim. A Participant or Beneficiary who believes he or she is entitled to any Benefit (a "Claimant") under this Plan may file a claim with the Administrator. The Administrator will review the claim itself or appoint another individual or entity to review the claim.

(i)          Benefit Claims that do not Require a Determination of Disability. If the claim is for a benefit other than a disability benefit, the Claimant will be notified within ninety (90) days after the claim is filed whether the claim is allowed or denied, unless the Claimant receives written notice from the Administrator or appointee of the Administrator before the end of the ninety (90) day period stating that special circumstances require an extension of the time for decision, such extension not to extend beyond the day which is one hundred eighty (180) days after the day the claim is filed.

(ii)         Disability Benefit Claims. In the case of a benefits claim that requires a determination by the Plan Administrator of a Participant's disability status, the Plan Administrator will notify the Claimant of the Plan's adverse benefit determination within a reasonable period of time, but not later than forty-five (45) days after receipt of the claim. If, due to matters beyond the control of the Plan, the Plan Administrator needs additional time to process a claim, the Claimant will be notified, within forty-five (45) days after the Plan Administrator receives the claim, of those circumstances and of when the Plan Administrator expects to make its decision but not beyond seventy-five (75) days. If, prior to the end of the extension period, due to matters beyond the control of the Plan, a decision cannot be rendered within that extension period, the period for making the determination may be extended for up to one hundred five (105) days, provided that the Plan Administrator notifies the Claimant of the circumstances requiring the extension and the date as of which the Plan expects to render a decision. The extension notice will specifically explain the standards on which entitlement to a disability benefit is based, the unresolved issues that prevent a decision on the claim and the additional information needed from the Claimant to resolve those issues, and the Claimant will be afforded at least forty-five (45) days within which to provide the specified information.

(iii)        Manner and Content of Denial of Initial Claims. If the Plan Administrator denies a claim, it must provide to the Claimant, in writing or by electronic communication:

(A)         The specific reasons for the denial;

(B)         A reference to the Plan provision or insurance contract provision upon which the denial is based;

(C)         A description of any additional information or material that the Claimant must provide in order to perfect the claim;

(D)         An explanation of why such additional material or information is necessary;

(E)         Notice that the Claimant has a right to request a review of the claim denial and information on the steps to be taken if the Claimant wishes to request a review of the claim denial; and

(F)         A statement of the participant's right to bring a civil action under ERISA section 502(a) following a denial on review of the initial denial.

In addition, in the case of a denial of disability benefits on the basis of the Plan Administrator's independent determination of the Participant's disability status, the Plan Administrator will provide a copy of any rule, guideline, protocol, or other similar criterion relied upon in making the adverse determination (or a statement that the same will be provided upon request by the Claimant and without charge).

(b)          Review Procedures.

(i)          Benefit Claims that do not Require a Determination of Disability. Except for claims requiring an independent determination of a Participant's disability status, a request for review of a denied claim must be made in writing to the Plan Administrator within sixty (60) days after receiving notice of denial. The decision upon review will be made within sixty (60) days after the Plan Administrator's receipt of a request for review, unless special circumstances require an extension of time for processing, in which case a decision will be rendered not later than one hundred twenty (120) days after receipt of a request for review. A notice of such an extension must be provided to the Claimant within the initial sixty (60) day period and must explain the special circumstances and provide an expected date of decision.

The reviewer will afford the Claimant an opportunity to review and receive, without charge, all relevant documents, information and records and to submit issues and comments in writing to the Plan Administrator. The reviewer will take into account all comments, documents, records and other information submitted by the Claimant relating to the claim regardless of whether the information was submitted or considered in the initial benefit determination.

(ii)         Disability Benefit Claims. In addition to having the right to review documents and submit comments as described in (i) above, a Claimant whose claim for disability benefits requires an independent determination by the Plan Administrator of the Participant's disability status has at least one hundred eighty (180) days following receipt of a notification of an adverse benefit determination within which to request a review of the initial determination. In such cases, the review will meet the following requirements:

(A)         The Plan will provide a review that does not afford deference to the initial adverse benefit determination and that is conducted by an appropriate named fiduciary of the Plan who did not make the initial determination that is the subject of the appeal, nor is a subordinate of the individual who made the determination.

(B)         The appropriate named fiduciary of the Plan will consult with a health care professional who has appropriate training and experience in the field of medicine involved in the medical judgment before making a decision on review of any adverse initial determination based in whole or in part on a medical judgment. The professional engaged for purposes of a consultation in the preceding sentence will not be an individual who was consulted in connection with the initial determination that is the subject of the appeal or the subordinate of any such individual.

(C)         The Plan will identify to the Claimant the medical or vocational experts whose advice was obtained on behalf of the Plan in connection with the review, without regard to whether the advice was relied upon in making the benefit review determination.

(D)         The decision on review will be made within forty-five (45) days after the Plan Administrator's receipt of a request for review, unless special circumstances require an extension of time for processing, in which case a decision will be rendered not later than ninety (90) days after receipt of a request for review. A notice of such an extension must be provided to the Claimant within the initial forty-five (45) day period and must explain the special circumstances and provide an expected date of decision.

(iii)        Manner and Content of Notice of Decision on Review. Upon completion of its review of an adverse initial claim determination, the Plan Administrator will give the Claimant, in writing or by electronic notification, a notice containing:

(A)         its decision;

(B)         the specific reasons for the decision;

(C)         the relevant Plan provisions or insurance contract provisions on which its decision is based;

(D)         a statement that the Claimant is entitled to receive, upon request and without charge, reasonable access to, and copies of, all documents, records and other information in the Plan's files which is relevant to the Claimant's claim for benefits;

(E)         a statement describing the Claimant's right to bring an action for judicial review under ERISA section 502(a); and

(F)         if an internal rule, guideline, protocol or other similar criterion was relied upon in making the adverse determination on review, a statement that a copy of the rule, guideline, protocol or other similar criterion will be provided without charge to the Claimant upon request.

(c)          Calculation of Time Periods. For purposes of the time periods specified in this Section, the period of time during which a benefit determination is required to be made begins at the time a claim is filed in accordance with the Plan procedures without regard to whether all the information necessary to make a decision accompanies the claim. If a period of time is extended due to a Claimant's failure to submit all information necessary, the period for making the determination shall be tolled from the date the notification is sent to the Claimant until the date the Claimant responds.

(d)          Failure of Plan to Follow Procedures. If the Plan fails to follow the claims procedures required by this Section 7.1, a Claimant shall be deemed to have exhausted the administrative remedies available under the Plan and shall be entitled to pursue any available remedy under ERISA section 502(a) on the basis that the Plan has failed to provide a reasonable claims procedure that would yield a decision on the merits of the claim.

(e)          Failure of Claimant to Follow Procedures. A Claimant's compliance with the foregoing provisions of this Section 7.1 is a mandatory prerequisite to the Claimant's right to commence any legal action with respect to any claim for benefits under the Plan.

7.2           Arbitration of Claims. All claims or controversies arising out of or in connection with this Plan shall, subject to the initial review provided for in the foregoing provisions of this Article, be resolved through arbitration. Except as otherwise mutually agreed to by the parties, any arbitration shall be administered under and by the Judicial Arbitration & Mediation Services, Inc. ("JAMS"), in accordance with the JAMS procedures then in effect. The arbitration shall be held in the JAMS office nearest to where the Claimant is or was last employed by the Plan Sponsor or at a mutually agreeable location.

ARTICLE 8

AMENDMENT AND TERMINATION

8.1           Amendment. The Plan Sponsor reserves the right to amend this Plan at any time to comply with Section 409A and other Applicable Guidance or for any other purpose, provided that such amendment will not cause the Plan to violate the provisions of Section 409A. Except to the extent necessary to bring this Plan into compliance with Section 409A, no amendment or modification shall be effective to decrease the value or vested percentage of a Participant's Accrued Benefit in existence at the time an amendment or modification is made to the Plan.

8.2           Plan Termination. The Plan Sponsor reserves the right to terminate this Plan in accordance with one of the following, subject to the restrictions imposed by Section 409A and authoritative guidance:

(a)          Corporate Dissolution or Bankruptcy. This Plan may be terminated within twelve (12) months of a corporate dissolution taxed under Code § 331, or with the approval of a Plan Sponsor bankruptcy court pursuant to 11 U.S.C. Section 503(b)(1)(A), and distributions may then be made to the Participant provided that the amounts payable under this Plan are included in the Participants' gross income in the latest of:

(i)          The calendar year in which the Plan termination occurs;

(ii)         The calendar year in which the amount is no longer subject to a substantial risk of forfeiture; or

(iii)        The first calendar year in which the payment is administratively practicable.

(b)          Change in Control. This Plan may be terminated within the thirty (30) days preceding or the twelve (12) months following a Change in Control. This Plan will then be treated as terminated only if all substantially similar arrangements sponsored by the Plan Sponsor are terminated so that all participants in all similar arrangements are required to receive all amounts of compensation deferred under the terminated arrangements within twelve (12) months of the date of termination of the arrangements.

(c)          Discretionary Termination. The Plan Sponsor may also terminate this

Plan and make distributions provided that:

(i)          All plans sponsored by the Plan Sponsor that would be aggregated with any terminated arrangements under Treasury Regulations §1.409A-1(c) are terminated;

(ii)         No payments, other than payments that would be payable under the terms of this plan if the termination had not occurred, are made within twelve (12) months of this plan termination;

(iii)        All payments are made within twenty-four (24) months of this plan termination; and

(iv)        Neither the Plan Sponsor nor any of its affiliates adopts a new plan that would be aggregated with any terminated plan if the same Participant participated in both arrangements at any time within three (3) years following the date of termination of this Plan.

(v)         The termination does not occur proximate to a downturn in the financial health of the Plan Sponsor.

ARTICLE 9

THE TRUST

9.1           Establishment of Trust. The Plan Sponsor may establish a grantor trust (the "Trust"), of which the Plan Sponsor is the grantor, within the meaning of subpart E, part I, subchapter J, subtitle A of the Code, to pay benefits under this Plan. If the Plan Sponsor establishes a Trust, all benefits payable under this Plan to a Participant shall be paid directly by the Plan Sponsor from the Trust. To the extent such benefits are not paid from the Trust, the benefits shall be paid from the general assets of the Plan Sponsor. The Trust, (if any), shall be a grantor trust which conforms to the terms of the model trust as described in IRS Revenue Procedure 92-64, I.R.B. 1992-33, as same may be amended or modified from time to time. If the Plan Sponsor establishes a Trust, the assets of the Trust will be subject to the claims of the Plan Sponsor's creditors in the event of its insolvency. Except as may otherwise be provided under the Trust, the Plan Sponsor shall not be obligated to set aside, earmark, or escrow any funds or other assets to satisfy its obligations under this Plan, and the Participant and/or his or her designated Beneficiaries shall not have any property interest in any specific assets of the Plan Sponsor other than the unsecured right to receive payments from the Plan Sponsor, as provided in this Plan.

9.2           Interrelationship of the Plan and the Trust. The provisions of this Plan shall govern the rights of a Participant to receive distributions pursuant to this Plan. The provisions of the Trust (if established) shall govern the rights of the Participant and the creditors of the Plan Sponsor to the assets transferred to the Trust. The Plan Sponsor and each Participant shall at all times remain liable to carry out its obligations under this Plan. The Plan Sponsor's obligations under this Plan may be satisfied with Trust assets distributed pursuant to the terms of the Trust.

9.3           Contribution to the Trust. Amounts may be contributed by the Plan Sponsor to the Trust at the sole discretion of the Plan Sponsor.

ARTICLE 10

MISCELLANEOUS

10.1         Validity. In case any provision of this Plan shall be illegal or invalid for any reason, said illegality or invalidity shall not affect the remaining parts hereof, but this Plan shall be construed and enforced as if such illegal or invalid provision had never been inserted herein; except to the extent that Section 409A requires that this Section 10.1 be disregarded because it purports to nullify Plan terms that are not in compliance with Section 409A.

10.2         Nonassignability. Neither any Participant nor any other person shall have any right to commute, sell, assign, transfer, pledge, anticipate, mortgage, or otherwise encumber, transfer, hypothecate, alienate, or convey in advance of actual receipt, the amounts, if any, payable hereunder, or any part hereof, which are, and all rights to which are expressly declared to be, unassignable and non-transferable. No part of the amounts payable shall, prior to actual payment, be subject to seizure, attachment, garnishment (except to the extent the Plan Sponsor may be required to garnish amounts from payments due under this Plan pursuant to applicable law), or sequestration for the payment of any debts, judgments, alimony, or separate maintenance owed by a Participant or any other person, be transferable by operation of law in the event of a Participant's or any other person's bankruptcy or insolvency, or be transferable to a spouse as a result of a property settlement or otherwise. If any Participant, Beneficiary, or successor in interest is adjudicated bankrupt or purports to commute, sell, assign, transfer, pledge, anticipate, mortgage or otherwise encumber transfer, hypothecate, alienate, or convey in advance of actual receipt, the amount, if any, payable hereunder, or any part thereof, the Plan Administrator, in its discretion, may cancel such distribution or payment (or any part thereof) to or for the benefit of such Participant, Beneficiary, or successor in interest in such manner as the Plan Administrator shall direct.

10.3         Not a Contract of Employment. The terms and conditions of this Plan shall not be deemed to constitute a contract of employment between the Plan Sponsor and the Participant. Nothing in this Plan shall be deemed to give a Participant the right to be retained in the service of the Plan Sponsor as an employee or otherwise or to interfere with the right of the Plan Sponsor to discipline or discharge the Participant at any time.

10.4         Unclaimed Benefits. In the case that the Plan Administrator is unable to locate the Participant or Beneficiary to whom a benefit is payable, such Plan benefit shall be forfeited to the Plan Sponsor upon the Plan Administrator's determination. Notwithstanding the foregoing, payment may be made to a Participant, and that payment will be treated as made upon the date specified under the Plan, if the Participant provides notice to the Plan Sponsor within ninety (90) days of the latest date upon which the payment could have been timely made in accordance with the terms of the Plan and Section 409A, and if not paid, if the Participant takes further enforcement measures within one-hundred eighty (180) days after such latest date.

10.5         Governing Law. Subject to ERISA, the provisions of this Plan shall be construed and interpreted according to the internal laws of the State of Maryland without regard to its conflicts of laws principles.

10.6         Notice. Any notice, consent or demand required or permitted to be given under the provisions of this Plan shall be in writing and shall be signed by the party giving or making the same. If such notice, consent, or demand is mailed, it shall be sent by United States certified mail, postage prepaid, addressed to the addressee's last known address as shown on the records of the Plan Sponsor. The date of such mailing shall be deemed the date of notice consent or demand. Any person may change the address to which notice is to be sent by giving notice of the change of address in the manner aforesaid.

10.7         Coordination with Other Benefits. The benefits provided for a Participant and Participant's Beneficiary under this Plan are in addition to any other benefits available to such Participant under any other plan or program for employees of the Plan Sponsor. This Plan shall supplement and shall not supersede, modify, or amend any other such plan or program except as may otherwise be expressly provided herein.

10.8         Compliance. A Participant shall have no right to receive payment with respect to the Participant's Accrued Benefit until all legal and contractual obligations of the Plan Sponsor relating to establishment of the Plan and the making of such payments shall have been complied with in full.

10.9         Compliance with Section 409A and Authoritative Guidance. Notwithstanding anything in this Plan to the contrary, all provisions of this Plan, including but not limited to the definitions of terms, elections to defer, and distributions, shall be made in accordance with and shall comply with Section 409A and any authoritative guidance. The Plan Sponsor will amend the terms of this Plan retroactively, if necessary, to the extent required to comply with Section 409A and any authoritative guidance. No election made by a Participant hereunder, and no change made by a Participant to a previous election, shall be accepted by the Plan Sponsor if the Plan Sponsor determines that acceptance of such election or change could violate any of the requirements of Section 409A or the authoritative guidance. This Plan and any accompanying forms shall be interpreted in accordance with, and incorporate the terms and conditions required by, Section 409A and the authoritative guidance, including, without limitation, any such Treasury Regulations or other guidance that may be issued after the date hereof.

IN WITNESS WHEREOF, the Plan Sponsor has signed this Plan document as of the Effective Date.

WITNESS:	FOR THE PLAN SPONSOR:

/s/Laura McKinnon	/s/Gregory Cockerham
(signature)	(signature)

Laura McKinnon	Gregory Cockerham
(print name)	(print name)

DATE:	PARTICIPANT:

3/16/11	/s/James F. DiMisa
(signature)

James F. DiMisa
(print name)

Amendment Number One

Supplemental Executive Retirement Plan

THIS AMENDMENT, made and entered into as of [date], by and between Community Bank of Tri-County (the "Bank") and James DiMisa, an executive of the Bank (the "Participant").

WHEREAS, the Bank entered into a Supplemental Executive Retirement Plan agreement (the "Agreement") the Participant as of January 1, 2011; and

WHEREAS, the Agreement provides the Participant with supplemental retirement benefits following the Participant's separation from service under certain circumstances; and

WHEREAS, Section 3.13 of the Agreement provides the Participant with an additional benefit if any benefits under the Agreement or otherwise become subject to an excise tax under Section 4999 of the Internal Revenue Code of 1986, as amended (the "Code"), in connection with a change in control; and

WHEREAS, the parties to the Agreement desire to eliminate the tax indemnification provided by Section 3.13 of the Agreement and, instead, limit benefits otherwise subject to an excise tax under Section 4999 of the Code.

ACCORDINGLY, the Agreement is amended by deleting Section 3.13 of the Agreement and replacing it with the following new Section 3.13:

"3.13 Excise Tax Limitation. Notwithstanding any provision of this Agreement to the contrary, any payment due under this Agreement shall be reduced in a manner and to the extent so that no payments made under this Agreement, when aggregated with any other payments to be made to the Participant, shall be an "excess parachute payment" in accordance with Section 280G of the Code and be subject to the excise tax provided for under Section 4999 of the Code."

IN WITNESS WHEREOF, the parties hereto each acknowledge that each has carefully read this amendment to the Agreement and executed the original on the date first set forth above.

COMMUNITY BANK OF TRI-COUNTY

/s/Christy Lombardi	/s/William J Pasenelli
Witness	For the Bank

PARTICIPANT

/s/Christy Lombardi	/s/James F. DiMisa
Witness	James DiMisa